EXHIBIT 21

DEERE & COMPANY

AND CONSOLIDATED SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

As of October 29, 2023

Subsidiary companies of Deere & Company are listed below. Except where otherwise indicated, 100 percent of the voting securities of the companies named is owned directly or indirectly by Deere & Company.

Name of subsidiary	Organized under the laws of
Subsidiaries included in consolidated financial statements *
Deere Credit Services, Inc.	Delaware
Hamm AG	Germany
John Deere Asia (Singapore) Private Limited	Singapore
John Deere Brasil Ltda.	Brazil
John Deere Canada ULC	Canada
John Deere Capital Corporation	Delaware
John Deere Cash Management	Luxembourg
John Deere Construction & Forestry Company	Delaware
John Deere GmbH & Co. KG	Germany
John Deere Holding (Barbados) SRL	Barbados
John Deere Holding France S.A.S.	France
John Deere India Private Limited	India
John Deere International Manufacturing S.à.r.l.	Luxembourg
John Deere Limited	Australia
John Deere Limited	Scotland
John Deere Luxembourg Investment S.à.r.l.	Luxembourg
John Deere Sales Hispanoamerica, S. de R.L. de C.V.	Mexico
John Deere Shared Services LLC	Iowa
John Deere Technologies S.C.S.	Luxembourg
John Deere Walldorf GmbH & Co. KG	Germany
John Deere Walldorf International GmbH & Co. KG	Germany
Joseph Vögele Aktiengesellschaft	Germany
Wirtgen GmbH	Germany
Wirtgen America, Inc.	Tennessee
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* One-hundred ninety-six consolidated subsidiaries and twenty-three unconsolidated affiliates, whose names are omitted, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.